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                                EXHIBIT  10.85




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                                                                   EXHIBIT 10.85


                         THE CHRISTIAN NETWORK, INC.
                           14444 66th Street, North
                             Clearwater, FL 34624
                              September 22, 1995


William B. Popjes
Western Michigan Family Broadcasting, Inc.
P.O. Box 907
Jenison, Michigan  49429-0907

Dear Mr. Popjes:

The Christian Network, Inc., or its assigns (the "Buyer"), hereby proposes to enter into a Stock Purchase and Option Agreement with Western Michigan Family Broadcasting, Inc. and William B. Popjes (collectively the "Seller") to initially purchase Forty-Nine (49%) of the Seller's issued and outstanding common voting stock (the "49% Stock"). Seller has been issued a Construction Permit ("CP") by the Federal Communications Commission ("FCC") to construct Television Station WJUE-TV, Battle Creek, Michigan (the "Station"). Following the purchase of the 49% Stock, Buyer will construct the Station using its own funds while retaining title to the assets so purchased or otherwise contributed to the Station's construction. Once the Station has been constructed and begins operation under Program Test Authority ("PTA") from the FCC, Buyer shall have an exclusive Option to purchase the remaining Twenty-One (21%) percent of the Seller's issued and outstanding common voting stock (the "21% Stock"). Additionally, Buyer proposes to create and deliver, at its expense, programming, including commercial announcements, for the Station following its construction and commencement of PTA operations for up to one hundred sixty-two
(162) hours per week (the "Time Brokerage Agreement").

TIME BROKERAGE AGREEMENT. The Time Brokerage Agreement shall be executed simultaneously with the Stock Purchase and Option Agreement (the "Operating Agreements") and shall provide as follows:

1. Buyer shall pay Seller upon the commencement of the Time Brokerage Agreement (i.e. PTA commencement), the sum of Four Thousand Eighty-Five Dollars ($4,085.00) and the same amount each month thereafter in advance as consideration for air time made available on the Station.

2. The Time Brokerage Agreement will be executed simultaneously with the Stock Purchase and Option Agreement and will commence on the day the Station's PTA begins for an initial term of twelve (12) months. Thereafter, the term may be extended for the period of time it takes to Close Buyer's purchase of the 21% Stock.

3. Buyer will have the right to produce its programming (including commercial announcements and related production activities) from Buyer's studio and production facilities.
4. In addition to the monthly payments listed above, Buyer shall reimburse Seller for all expenses of the Station's operation during the Time Brokerage Agreement. Buyer shall reimburse

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         Seller within five (5) business days after receipt of Seller's paid expense invoices.

5. Consistent with regulations of the FCC, Seller shall elect to be carried on a "must-carry" basis sixty (60) days prior to commencing program tests and shall notify cable operators within the Station's ADI of this election.

STOCK PURCHASE AND OPTION AGREEMENT. Simultaneously with the execution of the Time Brokerage Agreement, the parties shall execute the Stock Purchase and Option Agreement which Agreement shall be subject to the following terms and conditions:

1. Upon the execution of the Stock Purchase and Option Agreement, Buyer shall purchase the 49% Stock for the purchase price of Two Hundred Ninety-Four Thousand Dollars ($294,000.00) paid in cash. Seller acknowledges that said sum represents 49% of the necessary expenses incurred in connection with the prosecution of the CP before the FCC. At the same time, Buyer shall loan Mr. Popjes $306,000.00 upon commercially reasonable terms for twenty-four months at the prime rate of interest charged by The Bank of New York (the "Loan").

2. Upon the issuance of the 49% Stock to Buyer, and Seller's execution of an assignable transmitter site lease acceptable to Buyer, Buyer shall begin to purchase all necessary assets to construct the Station with Buyer retaining title to all such purchased assets. Once PTA has begun, Buyer shall forgive all principal and interest payments due under the Loan and such forgiveness shall represent consideration for the Option summarized below.

3. Buyer shall have the exclusive Option to purchase the 21% Stock to be exercised at any time during the ninety (90) day period beginning on the day after the first anniversary of PTA, or such earlier time if no one year holding period is required by the FCC. At the closing (the "Closing") on the 21% Stock, to be held on a date set by Buyer, which shall be within ten (10) business days after the consent of the FCC to the transfer of control of Seller to Buyer has become a final order no longer subject to judicial or administrative review (subject to waiver of such final order requirement in the sole discretion of Buyer), Seller will cause the 21% Stock to be transferred to Buyer in accordance with the provisions of the Stock Purchase and Option Agreement as described in Paragraph 4 below.

4. The Stock Purchase and Option Agreement shall, among other terms customary in transactions of this nature, include the following terms:

         (a) The purchase price for the 21% Stock shall be TWO HUNDRED SEVENTY THOUSAND DOLLARS ($270,000.00) in cash at Closing.

         (b) The obligations of the parties to consummate the proposed transfer of control of Seller shall be subject to receipt of any required consents or authorizations and other conditions usual and customary in transactions of this nature.

         (c) Representations, warranties and covenants shall be set forth relating to the 21% Stock

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                 that are usual and customary in transactions of this nature and which shall survive the Closing for eighteen (18) months. Each Seller shall represent and warrant that Buyer is the owner of 70% of issued and outstanding common voting stock of Western Michigan Family Broadcasting, Inc. and that William B. Popjes owns the remaining 30%.

         (d) Buyer and Seller shall enter into a Shareholders Agreement at Closing that will contain customary language for transactions of this nature including, without limitation, an agreement to agree on all major corporate decisions such as capital expenditures, budgets, etc. and a right of first refusal for each party.

         (e) Seller acknowledges that Buyer has a business relationship with Paxson Communications Corporation ("Paxson") and that Paxson will participate with Buyer in program production under the Time Brokerage Agreement with Buyer retaining program time between 10 pm and 7 am, Monday through Friday and Paxson programming the remaining time.

5. The parties shall in good faith endeavor to prepare and negotiate the Operating Agreements acceptable to each party in its discretion, as soon as possible but no later than October 25, 1995. If these Operating Agreements are not executed by October 25, 1995, then the terms of this Letter of Intent shall expire without any liability to either Seller or Buyer.

6. From the date of its execution of this letter until the sooner of (I) the execution of the Operating Agreements or (ii) the termination of the obligations of the parties hereunder, Seller shall not seek, transfer, convey or otherwise dispose of, with or without consideration, the CP or any Assets used or useful in or relating to the Station other than in the ordinary course of business.

7. Buyer shall be afforded, from and after the date hereof, reasonable opportunity to inspect the Station and the books and records of the Seller. Until such a time as the Operating Agreements may be executed which shall supersede this Letter of Intent, this proposal is contingent upon and subject to proper confirmation and verification by Buyer of the financial and other information made available to Buyer by the Seller, review of the Seller's corporate records and proposed operation of the Station and its technical facilities as may be requested by Buyer, all to the satisfaction of Buyer in its sole discretion.

8. Buyer and Seller each agree that it will use its best efforts to keep confidential (except for such disclosure to attorneys, bankers, underwriters investors, etc. as may be appropriate in the furtherance of this transaction) all information of a confidential nature obtained by it from the other (including the terms of this proposal and the identity of Buyer) in connection with the transactions contemplated by this Letter of Intent, and in the event that such transactions are not consummated, will return to the other all documents and other materials obtained from the other in connection therewith.

9. Buyer and Seller shall jointly prepare and determine the timing of, any press release, or other

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         announcement to the public following execution of the Operating
         Agreements.

10. Seller agrees that until October 25, 1995 or earlier if the parties mutually determine that they are unable to enter into the Operating Agreements, it shall not offer or seek to offer, or entertain or discuss any offer, to sell the Station, or to transfer control of Seller, nor shall it permit its owners to offer, to seek to offer, or entertain or discuss any offer to sell, any interest in the Station or the Seller to third parties.

11. Each party shall hold the other harmless from any liability for a brokerage commission based upon this transaction and Buyer shall be responsible for the brokerage Commission due to Communications Equity Associates.

12. Except for paragraphs 5, 6, 7, 8, 9, 10, and 11 which shall be legally binding in accordance with their respective terms, neither this letter nor the acceptance hereof is intended to, and nor shall it create a binding legal obligation, and the understanding set forth herein is subject to the execution of the Operating Agreements.

13. Buyer may with the written consent of the Seller which shall not be unreasonably withheld, assign its rights and obligations under this letter to another entity, upon which assignment Buyer's rights and obligations hereunder shall terminate. Such other entity shall be the signatory to the Operating Agreements.

14. This proposal shall expire at 5:00 P.M., Eastern Standard Time on September 29, 1995, unless earlier accepted by Seller. Acceptance by Seller shall be evidenced by the signature of an authorized representative of Seller and Mr. Popjes on this Letter of Intent provided to Buyer prior to 5:00 P.M., September 29, 1995.

This letter may be signed in counterparts, all of which taken together shall constitute one instrument, and any of the parties hereto may execute this letter by signing any such counterpart. This letter shall become effective upon execution by all parties hereto. Please indicate your acceptance of the terms and conditions of this proposal by signing in the space provided below.

The Christian Network, Inc.        Western Michigan Family Broadcasting, Inc.

By: /s/ James L. West              By: /s/ William B. Popjes
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Its:  Chairman                     Its:  President
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                                       /s/ William B. Popjes
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                                       William B. Popjes